Exhibit 6

 Value Base Group’s 2024 Value Creation Plan for Cognyte Software Ltd. (Nasdaq: CGNT)  1

 2  Executive Summary  Cognyte Software Ltd. (“CGNT” or the “Company”) represent attractive investment opportunity derived by its great technology, global presence and good reputation amongst its customers. However, Company’s share trades at a very disappointing valuation. For example, it trades at low multiple of 1.3X (EV/Sales) vs. peer group average multiple of 7.0X.   We estimate that the main reasons for such undervaluation as:  Board misalignment with shareholders’ interest & poor corporate governance practices.  Insufficient growth and weak financial performance  Lack of transparency  Lack of communication with shareholders and potential investors  Lack of medium and long term vision   During Mr. Shanks tenure as a board member (including as chairman) the company’s share price plummeted 75%. While he holds on to his position, Mr. Shanks has been failing to (among else):  Attend to concerns raised by the Company’s shareholders.  Amend the Company’s flawed corporate governance practices.  Adopt a transparent, effective and incentivizing compensation package to the CEO.  Improve the transparency of communications and disclosures provided by the Company.  Create a long-term, ambitious strategic plan, coherently and effectively communicated to the market.  Following a rejection of the CEO compensation plan (the “Plan”) during 2023’s AGM, the board, led by Mr. Shanks, proposed substantially the same plan in this year’s AGM.   The Plan is flowed in many material respects, is not transparent and is not aligned with shareholders’ interests.   We propose to nominate to the board a highly skilled professional, Tal Yaacobi, Value Base Fund’s managing partner, a seasoned investor and experienced advisor that will bring to the board the shareholders’ perspective, challenge the existing practices, and will work immediately to bring additional needed skills to the board, to the benefit of the Company and all shareholders.  We also offer to harness VB’s capabilities as a prominent investment house in Israel to support the Company.

 3  Executive Summary  We encourage the shareholders to vote as follows:  AGAINST the reelection of Mr. Earl Shanks. Who failed to maximize shareholder value and the continuation of his tenure for 3 more years is misaligned with shareholders.   AGAINST the approval of the flawed compensation structure of the CEO, that is not transparent, is misaligned with shareholders interest and is similar to the plan that was rejected a year ago.  FOR the appointment of Tal Yaacobi to the board.  The board decided to structure the AGM vote on board membership as a plurality vote, while depriving shareholders from the choice of adding Tal Yaacobi as an additional board member. Therefore, only a vote AGAINST Earl Shanks, and FOR Tal Yaacobi will make a difference!!!

 4  Who we are?  We are CGNT’s largest shareholder.  Value Base Ltd. and its affiliates own approximately 9.33% of CGNT’s ordinary shares.  This represents a capital investment of approximately $50 million USD.  We are a leading investment banking group in Israel offering a wide range of financial services and strategic financial consulting.   We have special expertise in capital markets with extensive experience in initiating and managing complex transactions across various industries.  We initiate and manage complex investment transactions for clients, oversee public and private offerings, support mergers and acquisitions transactions, and represents leading international investment entities in Israel.   We primarily target significant positions in publicly traded and private Israeli companies with proven business models, working alongside their management to enhance their value and achieve capital appreciation.   This is precisely what we have attempted to do with CGNT and continue to work towards, despite management’s repeated unwillingness to collaborate with us.

 5  Why Tal Yaacobi?     Tal Yaacobi is the Managing Partner of Value Base Fund and has over twenty years of experience in investment management and strategic consulting.  Mr. Yaacobi previously served as a partner at Shamrock Israel Growth Fund, an affiliate of the private investment company of the Roy E. Disney family, where he led investments and value creation in a range of Israeli companies, guiding them to successful exits for the fund.   Prior to his work at Shamrock, Mr. Yaacobi worked as a strategic consultant at McKinsey in New York.   Mr. Yaacobi is a certified public accountant and holds an MBA with distinction from Cornell University.   Mr. Yaacobi will bring important shareholder insights and significant capital markets expertise to the Board room and will be backed by VB’s significant resources commensurate with those of a leading investment firm with a superb track record of creating shareholder value.

 6  Company’s growth & share price have been underperforming  Source: Company presentation od August 20, 2024  Quarterly Revenue & Share price1  Annual Revenue & Share price1,2  1 Share price as of the end of each fiscal quarter/fiscal year  2 FY 2021 is the last year as a subsidiary of Verint. FYE2025 is based on management guidance.  Unfortunately for shareholders, the Board took an artificially short investment horizon to support its alleged “achievements”  Revenue  $/millions  PPS  $  PPS  $  Revenue  $/millions

 7  The Board compares Cognyte with an irrelevant peer group, and still fall short on performance vs. this self-selected group  Source: Bloomberg, VBF Analysis  1 For CGNT it is FY 2022-FY2024 – as its fiscal year end on January 31  The Board purposefully selected these peers in an attempt to justify CGNT’s flawed CEO compensation package.  Nevertheless, even within this group, the Company’s performance fell significantly short.

 8  CGNT’s growth has been worse when compared with a more relevant peer group1  1 See appendix for description of the relevant peer group  2 For CGNT it is FY 2022-FY2024 – as its fiscal year end on January 31  Source: Bloomberg, VBF Analysis  When looking at a relevant peer group consisting of software businesses that are related to data analysis, it is apparent how far away the company is from fulfilling its potential.  Certainly, these companies also experienced business challenges presented by COVID and the post-pandemic recovery. So why has CGNT not been able to match their performance?

 Massive shareholders’ value destruction since IPO  9  Cognyte  Relevant Peer Companies1  Relevant Peer group stock price performance 03-2021 – 08-2024  Index   -74%  Lack of transparency and ignoring shareholders came with a price at the shareholders expense during Mr. Shanks tenure  1 See Appendix for company names

 Stock performance has been poor even among the irrelevant “Proxy Peer” group  10  Cognyte  Peer Companies  “Proxy Peer” group stock price performance 03-2021 – 08-2024  Index

 Current trading multiples do not reflect Cognyte’s potential  11  The market doesn’t see CGNT’s potential with the current leadership in place because of CGNT’s repeated governance and strategic failures (No matter what peer group we use )

 12  Poor leadership by the Chairman of the board  Lack of Attention to Shareholders’ Feedback  Failure to adopt strategic plan  Lack of communication with the capital markets  Contempt to shareholder’s will  Following a rejection of the CEO compensation plan (the “Plan”) during 2023’s AGM, the board, led by Mr. Shanks is bringing substantially the same plan to vote at this year’s AGM.   Value Base, and other shareholders prior to VB, introduced the Board to influential and skillful individuals with strong software and/or defense industry backgrounds for consideration of key director positions, but CGNT failed to act on these recommendations that would have significantly enhanced CGNT’s Board’s skills, experience, and expertise.   Value Base raised significant concerns with respect to the CEO compensation structure and offered to assist with implementing a new compensation scheme that appropriately aligns management with shareholders’ interests, but CGNT refused to adjust the program’s design.   Chairman Shanks has not initiated meaningful changes to CGNT’s weak disclosure practices.  CGNT’s failure to effectively promote the company’s story to the capital markets continues to damage shareholder value.  The board, under Mr. Shanks leadership, failed to adopt a long-term strategic plan, and coherently and effectively communicated to the market.

 13  Despite last year’s rejection, shareholders are being asked to approve the same flawed CEO compensation plan  Significant time-based equity  Insufficient proportion of performance-based equity – very low pay ‘at risk’  Shareholder dilution and grants of equity at a low share price which inappropriately awards management for previous failures   No long term performance based incentive  Misalignment of performance measures compared to standard software company measures  Persistent failure to communicate the target measures required to achieve bonuses  This prevents shareholders from assessing the rigor of the plan targets  Time based equity denominated in fixed dollars rather than in (low) number of shares - the lower share price is, the larger number of shares the CEO gets!!!  Lack of transparency  Disincentivizing plan  Misalignment with shareholder’s interest

 14  Tal Yaacobi will work to expedite value creation  Our solution starts with nominating Tal Yaacobi – Value Base Fund’s managing partner, to the board of directors. Mr. Yaacobi’s nomination will serve as a catalyst to:  Bring the, urgently needed, right talent to the board  Mr. Yaacobi will immediately strive to be appointed to the nomination committee and push the board to nominate at least 2 U.S.-based board members with real industry expertise (software & defense), in leadership positions, including chairman of the board.  Bring the right performance measures to the Company’s compensation design – bookings, growth, recurring revenue, long term contracts, large customers, cash flow, instead of Adjusted EBITDA and collections.  Structure an appropriate incentive plan that aligns management and shareholders’ interests.  Craft capital market communication strategy to effectively tell CGNT’s story to the market.  Amend the Company’s failing corporate governance practices.     Mr. Yaacobi’s aim is to embark on this endeavor IMMEDIATELY. We assume the process can take 3-6 months following Tal’s appointment to the board.   Bring shareholders’ perspective with an immediate action plan

 15  At the 2024 Annual General Meeting we:  Depart from a chairman that is not promoting value creation  Appoint a committed shareholders’ board nominee to serve as a catalyst for value creation  Restructure management incentive plan

 DISCLAIMER  16  Special note regarding this communication:  This communication is for informational purposes only and is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares. This communication contains our current views on the value of the Company’s shares and certain actions that the Board may take to enhance the value of its shares. Our views are based on our own analysis of publicly available information and assumptions we believe to be reasonable. There can be no assurance that the information we considered and analyzed is accurate or complete. Similarly, there can be no assurance that our assumptions are correct. The Company’s performance and results may differ materially from our assumptions and analysis. Our views and our holdings could change at any time. We may sell any or all of our holdings or increase our holdings by purchasing additional shares. We may take any of these or other actions regarding the company without updating this communication or providing any notice whatsoever of any such changes (except as otherwise required by law).  Forward-looking Statements:  Certain statements contained in this communication are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology. Important factors that could cause actual results to differ materially from the expectations set forth in this communication include, among other things, the factors identified in the Company’s public filings. Such forward-looking statements should therefore be construed in light of such factors, and we are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

 17  Appendix – Relevant Peer Group Companies  Snowflake Inc. (SNOW)  Snowflake is a cloud-based data warehousing company. It provides a platform that allows organizations to consolidate, query, and share their data in a secure and scalable environment. Snowflake is known for its ability to separate storage and compute, which offers flexibility and efficiency in data management.  Smartsheet Inc. (SMAR)  Smartsheet is a software platform designed for work management and automation. It allows teams to manage projects, workflows, and collaboration efforts efficiently. The platform is popular for its user-friendly interface and ability to integrate with other enterprise tools.  ServiceNow, Inc. (NOW)  ServiceNow provides enterprise cloud computing solutions, with a focus on automating IT service management (ITSM). The company's platform is widely used for workflow automation, managing digital workflows for global enterprises, and improving organizational efficiency.  Palantir Technologies Inc. (PLTR)  Palantir is a public American software company that specializes in big data analytics. It provides platforms for data integration, analysis, and security, primarily serving government agencies, financial institutions, and commercial enterprises to solve complex problems through data.  Cellebrite DI Ltd. (CLBT)  Cellebrite is a leader in digital intelligence solutions, providing tools for law enforcement, government agencies, and enterprises to access, manage, and analyze digital data. The company is known for its role in digital forensics and investigative analytics.  Progress Software Corporation (PRGS)  Progress Software develops and sells software that enables enterprises to build and deploy business applications. The company's product offerings include a range of tools for developing applications, connecting and integrating data, and managing infrastructure.  NICE Ltd. (NICE)  NICE is an Israeli multinational company that provides software solutions for customer experience management, financial crime prevention, and compliance. Their offerings include advanced analytics, AI-driven automation, and cloud-based contact center solutions.  C3.ai, Inc. (AI)  C3.ai offers an enterprise AI software platform that helps organizations design, develop, and deploy AI applications at scale. The company focuses on various industries including energy, healthcare, financial services, and government sectors.  Pegasystems Inc. (PEGA)  Pegasystems provides a software platform for customer engagement and operational excellence. The company's solutions enable enterprises to improve customer interactions, automate workflows, and streamline business processes using AI and machine learning.  Altair Engineering Inc. (ALTR)  Altair is a global technology company that provides software and cloud solutions in simulation, high-performance computing (HPC), and artificial intelligence (AI). The company's products help customers in various industries innovate and make data-driven decisions.